Exhibit 99.2

FOR IMMEDIATE DISTRIBUTION

Contact: Jim Fleming T 404 465 2126	Media Contact: Tripp Sullivan Corporate Communications, Inc. T 615 324 7335 E tripp.sullivan@cci-ir.com

Columbia Property Trust Announces Timing of Expected Listing on the New York Stock Exchange

Expects to Launch Tender Offer to Purchase up to $300 Million of its Shares of Common Stock

ATLANTA (Sept. 30, 2013) - Columbia Property Trust, one of the nation's largest office REITs, today announced that it expects to list its shares of common stock on the New York Stock Exchange under the ticker symbol “CXP” on or about October 10, 2013, with completion of the listing subject to certain conditions.
“This listing is a direct result of our ongoing transformation of the Company, which we believe will increase our shareholders’ total return potential over the long term by providing access to additional capital,” said Nelson Mills, President, Chief Executive Officer, and Director of Columbia Property Trust. “With our high quality premier office portfolio, investment grade balance sheet, strong corporate governance and value creation strategies underway that support future growth, we believe we are well positioned for this next stage in the life of Columbia Property Trust.”
The Company has posted a copy of a presentation that it will make to the investment community and updated second quarter 2013 supplemental financial information on its new Investor Relations page at www.ColumbiaPropertyTrust.com. Columbia's recorded presentation, when available, will also be posted to the Investor Relations page.
In conjunction with the listing on or about October 10, 2013, Columbia expects to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the Securities and Exchange Commission)

to purchase up to $300 million of its common shares. The Company expects to allow shareholders to tender all or a portion of their shares. In the event that the tender offer is oversubscribed, proration of tendered shares will be calculated promptly after the offer expires. Columbia expects to fund the tender offer with cash on hand or borrowings available under its unsecured revolving credit facility.
About Columbia Property Trust
Columbia Property Trust invests in high-quality commercial office properties in primary U.S. markets and has achieved an investment-grade rating from both Moody's and Standard & Poor's rating services. Currently, the REIT's $5+ billion portfolio consists of 82 operational buildings in 19 states and the District of Columbia, totaling 21 million square feet. For information about Columbia Property Trust, visit ColumbiaPropertyTrust.com.

Important Notice
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its shareholders and file with the Securities and Exchange Commission (the “SEC”). The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will distribute to shareholders and file with the SEC upon commencement of the tender offer. Shareholders are urged to read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that the Company files with the SEC at the SEC's website at www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, shareholders may obtain free copies of the Company's filings with the SEC from the Company's website at www.ColumbiaPropertyTrust.com.
This press release may contain forward-looking statements. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release, including statements regarding our ability to complete the listing of our shares of common stock on the NYSE. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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